UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 10, 2012

DIGITAL ANGEL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-26020	43-1641533
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 STATE STREET, SUITE 214 NEW LONDON, CONNECTICUT	06320
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 651-900-0776

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                      Termination of a Material Definitive Agreement.

As previously disclosed by the Company, the Company’s U.K. subsidiary, Signature Industries Limited (“Signature”), has experienced several challenges and delays under the terms of its contract with the U.K. Ministry of Defence (“MOD”) for the delivery of personal emergency location beacons (“PELS”).  Most recently, as disclosed on Form 10-K filed March 29, 2012, Signature received notices from the MOD stating that such delays constituted a technical default of the contract’s delivery terms.  Notwithstanding such notices, Signature and the MOD have continued to work together in attempt to resolve the issues underlying such delays.

On April 10, 2012, the MOD notified Signature of its exercise of the termination provision of the contract for failure to complete certain milestones for product approvals by the established deadline.  Under the terms of the termination notice, such termination would become effective as of April 24, 2012.  As stated in such termination notice, the MOD has exercised its termination right triggering the requirement that Signature reimburse to the MOD all monies paid by the MOD to Signature in respect of this contract for product or inventory previously delivered.  No early termination or other penalties are claimed by the MOD in in the termination notice.  The total amount of reimbursement currently claimed by the MOD is £439,020 (approximately $0.7 million at current exchange rates).  Assuming reimbursement of this amount, and with the elimination of revenue coming from the production phase of the contract, now terminated,  the result could be a reduction in expected net cash flow from the PELS contract of approximately $3.0 million, although the precise impact is still uncertain

Signature is in the process of analyzing its rights under the contract, including recourse or remedies that may be available to Signature as a result of the MOD’s notice of termination.  Until this analysis is complete and Signature determines the appropriate course of action, the ultimate effect of the termination notice on the contract, the Company, and its financial statements/status is uncertain.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL ANGEL CORPORATION

Date: April 13, 2012

	By:	/s/ Lorraine Breece
	Name:	Lorraine Breece
	Title:	Chief Financial Officer